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                                                             EXHIBIT (a)(1)(xiv)

Draft - Broadcast Message

Stock Option Exchange Program-Employee Meetings

We will be holding employee meetings regarding the Stock Option Exchange Offer as follows:

El Segundo        Friday,  January 25, Presentation Center - rooms A&B

                  8:00 a.m.
                  10:00 a.m.
                  12:00 p.m.
                  2:00 p.m.
                  4:00 p.m.

                  Seating is limited to approximately 35 people at each meeting. Please RSVP via lotus notes to Linda Keys. You will receive a confirmation re: your meeting time no later than Wednesday, January 23.

If necessary, we will schedule additional meetings.

Off-Site Offices

                  Conference calls will be scheduled for off-site locations. Please see your local manager for the date, time and location of the meeting.

You may also contact us on the Stock Option Exchange hotline number-
(310) 335-4583 between the hours of  9:00 a.m. - 11:00 a.m. pst
Monday - Friday or forward questions via email to optionexchange@infonet.com